Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend Increase of 5.6%

LOWELL, Mass—(BUSINESS WIRE)—January 28, 2009—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC)

On January 28, 2009, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.095 per share to be paid on March 2, 2009 to shareholders of record as of February 9, 2009. The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  The Company has sixteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and Salem, New Hampshire.  The Company has also obtained regulatory approvals to establish a new branch in Derry, New Hampshire, and expects that this office will be open for business in 2009.